EXHIBIT 16

                           SCHEDULE FOR COMPUTATION OF
                          PERFORMANCE QUOTATIONS OF THE
                      Kayne, Anderson Rising Dividends Fund

                              TOTAL RETURN FORMULA

                               n
                         P(1+T)   = ERV


Where:            P        =        a hypothetical initial payment of $1,000

                  T        =        average annual total return

                  n        =        number of years

                  ERV      =        ending  redeemable  value  of a hypothetical
                                    $1,000 payment made at the beginning of the 1-, 5- or 10-year periods at the end of the 1-, 5- or 10-year periods (or fractional portion thereof)


For the period May 1, 1995 (inception) to December 31, 1995:

                  0.67
       $1,000(1+T)     = $1,206.48 or an annual rate of 20.65%